Exhibit 10.5

BLUE HILLS BANK

PHANTOM STOCK PLAN

The purposes of the Blue Hills Bank Phantom Stock Plan (the “Plan”) are to encourage participating employees, who are members of a select group of management and other identified employees of Blue Hills Bank (the “Bank”), to remain employees of the Bank, and to reward such participating employees for their contributions to the continued success of the Bank.

ARTICLE 1

DEFINITIONS

Whenever used in the Plan, the following words and phrases shall have the meanings specified:

Section 1.1 “Award” means an award of shares of Phantom Stock that are the basis for benefits under the Plan.

Section 1.2 “Award Document” means a written document that provides the performance criteria that must be met for a Participant to receive an Award.

Section 1.3 “Award Value Per Share” means the quotient determined by dividing (i) the Total Tier 1 capital of the Bank most recently reported on line 11 of the Call Report Schedule RC-R Regulatory Capital by (ii) the total number of shares of common stock of the Bank outstanding as of the date of such determination.

Section 1.4 “Beneficiary” means each person or entity designated as such, as provided in Article 6.

Section 1.5 “Beneficiary Designation Form” means a form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator as provided in Section 6.2.

Section 1.6 “Board” means elected or appointed members of the Board of Directors of the Bank.

Section 1.7 “Book Value Per Share” means with respect to each Award the quotient determined by dividing (i) the Total Tier 1 capital of the Bank most recently reported on line 11 of the Call Report Schedule RC-R Regulatory Capital, adjusted by: (A) adding thereto any net unrealized losses on available-for-sale equity securities as shown on Line 3 of Schedule RC-R, (B) adding thereto any gains or subtracting therefrom any losses, as the case may be, on cash flow hedges as shown on Line 4 of Schedule RC-R, (C) subtracting therefrom any amount derived from the proceeds of any offering of shares or other securities of the Bank or any other contribution to the capital of the Bank or attributable to any other entity acquired by the Bank by way of merger, consolidation or other combination occurring after the date of such Award, and (D) disregarding any dividends paid by the Bank after the date of such Award and such other extraordinary items as the Board in good faith deems appropriate, by (ii) the total number of shares of common stock of the Bank outstanding as of the date of such determination, less any shares attributable to any amount of capital excluded under clause (i)(C) above.

Section 1.8 “Cause” means termination of a Participant’s employment for:

(a) Gross negligence or gross neglect of duties;

(b) Commission of a felony or of a misdemeanor involving moral turpitude;

(c) Actions inimical to the interests of the Bank, including but not limited to fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Participant’s employment; or

(d) An order for removal of the Participant by the Bank’s banking regulators.

Section 1.9 “Change in Control” means a change in the ownership or effective control of the Bank, or the ownership of a substantial portion of the assets of the Bank, as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”).

Section 1.10 “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.11 “Disability” means (i) the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank.

Section 1.12 “Early Retirement Date” means the date on which a Participant has attained age sixty-two (62) and completed at least five (5) Years of Service with the Bank.

Section 1.13 “Early Termination” means a Termination of Employment by a Participant for any reason other than Cause before the Participant’s Early Retirement Date or Normal Retirement Date.

Section 1.14 “Effective Date” means January 1, 2011.

Section 1.15 “Normal Retirement Date” means the date a Participant attains age sixty-five (65).

Section 1.16 “Participant” means an employee of the Bank who has been selected to participate in the Plan and who has completed any forms required by the Bank for participation.

Section 1.17 “Phantom Stock” means a contractual right to receive an amount in cash, as provided in Article 5.

Section 1.18 “Phantom Stock Account” means an account established on the books of the Bank reflecting to the total number of shares of Phantom Stock awarded to a Participant in accordance with Section 4.1 of the Plan.

Section 1.19 “Phantom Stock Account Value” means the product determined by multiplying (i) the number of shares of Phantom Stock awarded to a Participant and credited to the Participant’s Phantom Stock Account, by (ii) (A) if there has not occurred a Change in Control, the Book Value Per Share of each share of the common stock of the Bank as of the last day of the calendar quarter immediately preceding the date of payment of any benefits to the Participant or his Beneficiary pursuant to Article 5 (or, if the Participant elects to defer the date of payment pursuant to Section 5.1, the date provided for payment absent such election, i.e., disregarding the election) and (B) if there has occurred a Change in Control, the greater of the Book Value Per Share and the fair market value of each share of common stock of the Bank as of the date of such Change in Control, as such fair market value is determined by the CEO and the Plan Administrator. Without intending to limit their discretion in determining such fair market value, the CEO and the Plan Administrator shall consider, among other things, (a) in the event such Change in Control was the result of an acquisition of shares of the Bank, the consideration paid by the acquirer for such shares, and (b) in the event such Change in Control was the result of a sale of assets of the Bank, the imputed value of the Bank based upon the consideration paid for such assets. Attached as Exhibit A for purposes of illustration only is an example of how a Participant’s Phantom Stock Account Value is determined for purposes of the Plan. In the event of any conflict between Exhibit A and the terms of the Plan, the terms of the Plan shall prevail.

Section 1.20 “Plan Administrator” means the Compensation Committee of the Board or such person as the Board may appoint.

Section 1.21 “Plan Year” means the year beginning January 1 and ending on December 31. The initial Plan Year shall commence on the Effective Date and shall end on the following December 31.

Section 1.22 “Termination of Employment” means a separation from service by a Participant, for reasons other than death, that also constitutes a “separation from service” within the meaning of Section 409A based on the facts and circumstances surrounding the termination of the Participant’s employment and whether the Bank and the Participant intend for the Participant to provide significant services for the Bank following such termination. A Participant’s employment relationship will be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months or, if longer, so long as the Participant’s right to reemployment with the Bank is provided either by statute or by contract. If the period of leave exceeds six (6) months and there is no right to reemployment, a Termination of Employment will be deemed to have occurred as of the first day immediately following such six (6) month period.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

Section 2.1 Selection by CEO and Plan Administrator. Participation in the Plan shall be limited to a select group of management and other employees of the Bank, as determined by the CEO and the Plan Administrator in their sole discretion. Each employee so selected will be notified in writing that he has been selected as a Participant in the Plan.

Section 2.2 Enrollment Requirements. As a condition to participation, each Participant shall complete, execute and return to the Plan Administrator within thirty (30) days of receipt of the notification described in Section 2.1 an Award Document and a Beneficiary Designation Form. In addition, the CEO and the Plan Administrator, with the review and approval of the Board (or a committee acting on behalf of the Board), may establish from time to time such other enrollment and eligibility requirements as they determine in their sole discretion to be necessary.

Section 2.3 Termination of Participation and/or Eligibility. If the CEO and the Plan Administrator (i) determine that a Participant no longer qualifies as a member of a select group of management or other selected employees, or (ii) decide that a Participant should no longer be eligible to participate in the Plan, the CEO and the Plan Administrator shall have the right, in their sole discretion, to terminate the Participant’s participation in the Plan thereafter. Such termination shall not affect Awards previously made to the Participant and shall not cause a distribution of benefits under the Plan. Distributions in these circumstances shall be made solely in accordance with Article 5.

ARTICLE 3

AWARDS

Section 3.1 Awards. Awards, if any, are provided in the sole discretion of the CEO and the Plan Administrator and are based on performance criteria that have been pre-established and communicated to Participants via the Award Document. The CEO and the Plan Administrator, in their discretion, may revise performance measures and goals according to the following Section 3.2 with respect to any Awards to be granted thereafter. If a Participant achieves the performance goals specified in his Award Document, as determined in the CEO’s and the Plan Administrator’s discretion, the Bank shall grant an Award to that Participant. The Award Document may be updated with respect to any Plan Year within the first ninety (90) days of such Plan Year.

Section 3.2 Performance-Based Awards. Threshold, target, and maximum Awards of Phantom Stock will be set by the CEO for each Participant other than the CEO and by the Board for the CEO. Awards will be calculated as a proportion of threshold, target and maximum criteria levels, as determined (i) by the CEO for each Participant other than the CEO, and (ii) by the Board for the CEO, and set forth in the Award Document. If a Participant achieves the performance goals specified in his Award Document, as determined in the CEO’s and the Plan Administrator’s discretion, the Bank shall grant an Award to that Participant.

Section 3.3 Vesting in Awards. Provided that a Participant remains continuously employed by the Bank from the date of an Award through the third anniversary of the date of the Award, the Participant shall become one hundred per cent (100%) vested in the shares of Phantom Stock granted pursuant to such Award. Notwithstanding the foregoing, provided that a Participant remains continuously employed by the Bank from the date of an Award through the date of such event, a Participant shall become one hundred percent (100%) vested in the shares of Phantom Stock granted pursuant to such Award upon the Participant’s Normal Retirement Date or Early Retirement Date, upon termination by the Bank without Cause, upon a Change in Control or upon the Participant’s death or Disability.

Section 3.4 Clawback. Notwithstanding anything to the contrary contained in the Plan, if the Plan Administrator determines, in its sole and absolute discretion, that a Participant has received an Award that is based on materially inaccurate financial statements, reviews, gains, or any other materially inaccurate criteria used in determining or setting such Award, the Plan Administrator shall cancel such Award to the extent attributable to such materially inaccurate financial statements, reviews, gains, or other materially inaccurate criteria. In the event that any amount has been paid to the Participant with respect to such cancelled Award (the “Overpayment Amount”), the Plan Administrator, promptly after making such determination, shall send the Participant a notice of recovery (“Recovery Notice”), specifying the Overpayment Amount. The Participant shall be obligated to repay the Overpayment Amount to the Bank promptly following receipt of such Recovery Notice, in accordance with the terms specified therein. The Bank in it sole discretion may recover all or a part of any Overpayment Amount by setoff of any amount owed to the Participant by the Bank under the Plan or otherwise.

ARTICLE 4

PHANTOM STOCK ACCOUNT

Section 4.1 Establishing and Crediting. The Bank shall establish a Phantom Stock Account on its books for each Participant, and shall credit to such Phantom Stock Account the number of shares of Phantom Stock awarded to such Participant pursuant to Article 3

Section 4.2 Statement of Accounts. The Bank shall provide to each Participant, within 90 days after the end of each Plan Year, a statement setting forth the balance in the Participant’s Phantom Stock Account, stating the number of shares of Phantom Stock in such Account and the value thereof.

Section 4.3 Accounting Device Only. The Phantom Stock Account is solely a device for measuring amounts to be paid under the Plan and is not a trust fund of any kind. The rights of the Participant shall be those of a general unsecured creditor of the Bank. The benefits represent the mere promise of the Bank to pay such benefits. The Bank shall not be required to maintain any fund or segregate any amount or in any other way currently fund the future payment of any benefit provided under the Plan, and nothing contained herein shall be construed to give the Participant or any other person any right to any specific assets of the Bank or of any other person. The Plan is intended to be, and in all events shall be construed and treated as, a deferred compensation arrangement for a “select group of management and highly compensated employees,” within the meaning of Title I of ERISA. A Participant’s benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s creditors.

ARTICLE 5

BENEFITS

Section 5.1 Normal Benefit. Subject to the provisions of this Article 5, and provided that the Participant is one hundred percent (100%) vested in the shares of Phantom Stock granted pursuant to an Award as provided in Section 3.3, the Bank shall pay to the Participant, in a lump sum in cash, within a reasonable time period following the third anniversary of the date of such Award (but in no event later than the 15th day of the third month following the Plan Year in which such anniversary occurs), the Phantom Stock Account Value of the Participant’s Phantom Stock Account attributable to the shares of Phantom Stock comprising such Award. Notwithstanding the foregoing, a Participant may elect to defer the date of payment, without interest, provided, however, that such election and deferral conforms with the provisions of the Plan and with any applicable requirements of Section 409A (and any other applicable tax law regarding deferral of income or avoidance of constructive receipt), including without limitation the requirements pursuant to Treasury Regulation Section 1.409A-2(b)(1) that any such election (i) must be made at least 12 months before the date the payment is scheduled to be paid, (ii) may not take effect until at least 12 months after the date on which it is made, and (iii) must extend the payment date for an additional period of at least five years.

Section 5.2 Termination On or After Normal Retirement Date or Early Retirement Date. If a Participant’s Termination of Employment occurs on or after the Participant’s Normal Retirement Date or Early Retirement Date, the Bank shall pay to the Participant, in a lump sum in cash, within a reasonable period of time following his Termination of Employment (but in no event later than the 15th day of the third month following the close of the Plan Year in which the Participant’s Termination of Employment occurs), the entire Phantom Stock Value in his Phantom Stock Account.

Section 5.3 Early Termination. If a Participant’s Termination of Employment is an Early Termination, the Bank shall pay to the Participant, in a lump sum in cash, within a reasonable time following the Participant’s Termination of Employment (but in no event later than the later to occur of the last day of the calendar year in which such Early Termination occurs and the 15th day of the third month following such Early Termination), the Phantom Stock Account Value of the vested portion, if any, of his Phantom Stock Account, determined in accordance with Section 3.3. All unvested shares of Phantom Stock in the Participant’s Phantom Stock Account shall be forfeited, and the Bank shall have no further obligation to the Participant with respect thereto.

Section 5.4 Disability Benefit. If a Participant’s Termination of Employment occurs on account of the Participant’s Disability, the Bank shall pay to the Participant, in a lump sum in cash, within a reasonable period of time following his Termination of Employment (but in no event later than the 15th day of the third month following the close of the Plan Year in which the Participant’s Termination of Employment occurs), the entire Phantom Stock Value in his Phantom Stock Account.

Section 5.5 Death Benefit. Upon the death of a Participant, the Bank shall pay the entire Phantom Stock Account Value of the Participant’s Phantom Stock Account to the Participant’s Beneficiary, in a lump sum in cash, within a reasonable time following receipt by the Bank of the Participant’s death certificate (or, if no Beneficiary is specified or surviving, to the Participant’s estate promptly following the appointment of the personal representative of the Participant’s estate).

Section 5.6 Change in Control. In the event there occurs Change in Control while any portion of a Participant’s Phantom Stock Account remains undistributed, the Bank shall pay to the Participant, in a lump sum in cash, within a reasonable time following the Change in Control (but in no event later than the 15th day of the third month following the close of the Plan Year in which the Change in Control occurs), the entire Phantom Stock Value in his Phantom Stock Account.

Section 5.7 Restriction on Commencement of Distributions. Notwithstanding any provision of the Plan to the contrary, if the Participant is considered a “specified employee” within the meaning of Section 409A at Termination of Employment, the provisions of this Section 5.5 shall govern all distributions hereunder. Benefit distributions that are made due to a Termination of Employment occurring while the Participant is a specified employee shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner originally specified.

ARTICLE 6

BENEFICIARIES

Section 6.1 In General. Each Participant shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under the Plan upon the death of the Participant. The Beneficiary designated under the Plan may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Participant participates.

Section 6.2 Designation. Each Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Participant names someone other than the Participant’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Participant’s spouse and returned to the Plan Administrator. The Participant’s Beneficiary Designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. The Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant’s death.

Section 6.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

Section 6.4 No Beneficiary Designation. If the Participant dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Participant, then the Participant’s spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, any benefit shall be paid to the personal representative of the Participant’s estate.

ARTICLE 7

GENERAL LIMITATIONS

Section 7.1 Termination for Cause. Notwithstanding any provision of the Plan to the contrary, if a Participant’s employment is terminated for Cause, any unvested shares of Phantom Stock in the Participant’s Phantom Stock Account shall be forfeited immediately, and the Participant shall not be entitled to any benefits under the Plan with respect to such forfeited shares of Phantom Stock.

Section 7.2 Regulatory Limitations. In no event shall the Bank be obligated to make any payment pursuant to the Plan that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)) or 12 C.F.R. Part 359. Moreover, in no event shall the Bank be obligated to make any payment pursuant to the Plan if (or to the extent that):

(a) The Bank is in default as defined in Section 3(x) (12 U.S.C. sec. 1818(x)(1)) of the Federal Deposit Insurance Act, as amended;

(b) The FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. sec. 1823(c)) of the Federal Deposit Insurance Act, as amended; or

(c) The payment would cause the Bank to be less than well capitalized under any applicable regulatory capital requirement.

(d) The payment would result in a Participant receiving total compensation that would be unreasonable, disproportionate or otherwise excessive within the meaning of 12 C.F.R. Part 364, App. A, that would constitute an unsafe or unsound practice, or that would otherwise be in violation of any applicable law or regulation.

ARTICLE 8

Claims and Review Procedures

Section 8.1 Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be distributed shall make a claim for such benefits as follows:

(a) The claimant shall initiate a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

(b) The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(c) If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	A reference to the specific provisions of this Plan on which the denial is based;

(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and

(iv)	An explanation of this Plan’s review procedures and the time limits applicable to such procedures.

Section 8.2 Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

(a) To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b) The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

(c) In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(e) The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	A reference to the specific provisions of this Plan on which the denial is based; and

(iii)	A statement that the claimant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

ARTICLE 9

Amendments and Termination

Section 9.1 Amendments. The Bank may modify or amend the Plan at any time with respect to any or all Participants, by action of its Board, provided, however, that no such modification or amendment shall be made without a Participant’s consent if it would affect adversely the rights of such Participant with respect to any Award previously made.

Section 9.2 Plan Termination Generally. The Bank reserves the right to terminate the Plan at any time by action of the Board with respect to any or all Participants, provided however, that no such termination shall affect adversely the rights of any Participant with respect to any Award previously made to such Participant. Except as provided in Section 9.3, the termination of the Plan shall not cause a distribution of benefits under the Plan. Rather, upon such termination, benefit distributions shall be made to Participants in accordance with the provisions of Article 5, including without limitation any elections previously in effect under Section 5.1.

Section 9.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary contained in Section 9.2, if the Bank terminates the Plan in the following circumstances:

(a) Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following the termination of the Plan and provided further that all of the Bank’s arrangements which are substantially similar to the Plan are terminated so that the Participants and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b) Upon the Bank’s dissolution or with the approval of a bankruptcy court, provided that the amounts deferred under the Plan are included in the Participants’ gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the Participants’ benefits are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c) Upon the Bank’s termination of the Plan and all other account balance plans (as referenced in Section 409A), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new account balance plans for a minimum of five (5) years following the date of such termination;

the Bank may distribute all Phantom Stock Account Values, determined as of the date of the termination of the Plan, to the Participants in lump sums, subject to the terms of this Section 9.3.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Binding Effect. The Plan shall bind the Participants and the Bank, and their respective beneficiaries, survivors, executors, successors, administrators and permitted transferees.

Section 10.2 No Guarantee of Employment or Other Rights. The Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of the Bank, or interfere with the Bank’s right to discharge any Participant. It also does not require any Participant to remain an employee or interfere with a Participant’s right to terminate employment at any time. No amount payable under the Plan shall be treated as compensation for purposes of any other benefit plan or program of the Bank.

Section 10.3 Non-Transferability. Benefits under the Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

Section 10.4 Reorganization. All obligations of the Bank under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Bank, whether the existence of such successor is the result of merger or consolidation into or with another Bank, reorganization, or sale of all or substantially all of its assets to another Bank, firm, or person. Upon the occurrence of such event, the term “Bank” as used in the Plan shall be deemed to refer to the successor or survivor Bank.

Section 10.5 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A from benefits provided under the Plan. The Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Section 409A.

Section 10.6 Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of loss, except to the extent preempted by the laws of the United States of America.

Section 10.7 Entire Agreement. The Plan and a Participant’s Award Document constitute the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of the Plan and the Award Document other than those specifically set forth therein.

Section 10.8 Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Plan due to regulatory or other constraints, the Bank or the Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Plan and as is in the best interests of the Bank, provided that such alternative act does not violate Section 409A.

Section 10.9 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine, the plural shall include the singular and the singular shall include the plural.

Section 10.10 Severability. If any part of the Plan is declared in any suit or by any governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

Section 10.11 Board’s Discretion. All decisions of the Board under the Plan, whether to act or not to act, shall be in the Board’s sole discretion.

Section 10.12 Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under the Plan would be limited or eliminated by application of Section 162(m) of the Code, then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from the Plan is deductible, the Bank may delay payment of any amount that would otherwise be distributed under the Plan. The delayed amounts shall be distributed to the Participant (or his Beneficiary in the event of the Participant’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code.

Section 10.13 Compliance with Section 409A. It is the intent of the parties that the Plan, and all payments of deferred compensation hereunder, shall be in compliance with Section 409A and the requirements, regulations and guidance thereunder, and the Plan shall be interpreted and administered consistently with such intent.

BLUE HILLS BANK

By:	William M. Parent
Title:	President and Chief Executive Officer